Exhibit 10.1

Confidential information has been omitted from portions of this document, indicated by [*], and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

AGREEMENT

This agreement (the “Agreement”) is made as of May 16, 2014 (the “Effective Date”) by and between Proteo Biotech AG, Am Kiel-Kanal 44, 24106 Kiel, Germany, (“Proteo”); and Biotech Development Corp,1393 Bennett Circle, Farmington, UT 84025, USA, a Nevada corporation, (“BDC”). Proteo and BDC are referred to individually and collectively as a “Party” or the “Parties.”

RECITALS

WHEREAS, the European Commission has granted Orphan Drug Designation to Proteo for Tiprelestat (also known as recombinant human Elafin) for the treatment of esophagus carcinoma;

WHEREAS, Proteo has received advice from the Committee for Medicinal Products for Human Use (CHMP) at the European Medicines Agency (EMA) in the context of the Protocol Assistance (scientific advice for orphan medicines) with respect to the strategy for further clinical development and marketing authorization of the orphan medicinal product Tiprelestat (Elafin) in the prophylactic treatment of postoperative complications after resection of esophageal cancer, and Proteo is now interested in proceeding with the development by conducting a pivotal study within the EU;

WHEREAS, BDC is interested in supporting this Development (as defined herein) by providing Proteo with the respective funds;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree to the following:

SECTION 1

DEFINITIONS

Unless the context otherwise requires, the following capitalized terms in this Agreement shall have the following meanings (and if the context so requires, including any gender, plural or singular thereof and including any capitalized verb, adverb or adjective as relating to such defined term):

“Affiliate” shall mean, with respect to a Party, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and the terms “controlled by” and “under common control with” or phrases with similar import shall mean the power to direct the management or policies of Person, whether through the ownership of voting securities, by contract relating to voting rights or otherwise, or by the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity.

“Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Applicable Law” shall mean all applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of any Regulatory Authorities that may be in effect from time to time.

“BDC” shall have the meaning set forth in the recitals to this Agreement.

“BDC Payment Cap” shall have the meaning set forth in Section 2.2.

“BDC Revenue Sharing Cap” shall have the meaning set forth in Section 3.2.

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“Change of Control” means, with respect to the Parties, their ultimate parent corporations (even if jointly controlling an Affiliate of either Party) or any successor to the foregoing, (i) any transaction or related series of transactions involving such Person and any Third Party which results in the control (as control is defined in the definition of “Affiliate”) by such Third Party or (ii) the sale or other transfer to a Third Party of all or substantially all of such party’s assets which relate to this Agreement.

“Commercialize” or “Commercialization” shall mean all activities related to the marketing, promotion or sale of the Product within the Field.

“Develop” and “Development” shall mean all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control related to the foregoing manufacturing activities, clinical and other studies, including purchase of the study drugs in support thereof, statistical analysis and report writing, the preparation and submission of applications for Regulatory Approvals, regulatory affairs with respect to the foregoing and all other activities otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval, all of the aforesaid relating to the Field, and including the commissioning of outside experts (such as Clinical Research Organizations)and also including - within or outside of the Field - the payment of licensee fees, patent cost and all other cost relating to the management, financing and conduct of the general businesses of Proteo and its Affiliates (including, for the avoidance of doubt, payroll-cost).

“Effective Date” shall mean the effective date of this Agreement as set forth in the recitals.

“Field” shall mean the intravenous treatment of patients undergoing Esophagus Carcinoma surgery within the European Union (EU).

“Information” shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays and biological methodology; clinical data(data that are made, collected or otherwise generated in the performance of or in connection with clinical studies or other studies for the Product, including any data, reports and results with respect thereto); (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known to Proteo or hereafter developed or acquired otherwise.

“Knowledge” shall mean actual knowledge of the chief executive officer of a Party of the facts and information then in possession without duty to conduct investigations with respect to such facts and information.

“Net Sales” shall mean the amounts received by Proteo for the sale of the Product within the Field after deduction of trade, cash or quantity discounts, customs duties or value added or other sales taxes.

“Party” or “Parties” shall have the meaning set forth in the recitals to this Agreement.

“Pending” shall mean something of which a Person has been notified in writing.

“Person” shall mean an individual, (limited) partnership, limited liability partnership, corporation or company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including government or political subdivision, department or agency of a government.

“Product” shall mean a pharmaceutical composition or preparation that contains Tiprelestat as an active ingredient and is intended to be used for Net Sales in the Field.

“Proteo” shall have the meaning set forth in the recitals to this Agreement.

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“Regulatory Approval” shall mean, with respect to a country in the world, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market the Product in such country, including, where applicable, pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto).

“Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Commercialization of the Product in the Field.

“Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to the Product and all data contained in any of the foregoing, including but not limited to regulatory drug lists, advertising and promotion documents, clinical data, adverse event files and complaint files.

“Shared Revenue” or “Shared Revenues” shall have the meaning set forth in Section 3.1

“Third Party” shall mean any Person other than Proteo, BDC and their respective Affiliates.

“Tiprelestat” shall mean the Hansenula polymorpha derived recombinant human Elafin as described as polypeptide formula I in the (expired) European Patent EP0402068 “Title: Polyeptides and polyeptide analogues with inhibitory activity against human elastase” for therapeutic application.

SECTION 2

Funding by BDC

2.1 BDC Funding Obligation. BDC irrevocably undertakes to make the following payments to Proteo:

(a) Upfront Payments. At the signing Effective Date BDC shall make a payment of EURO [*] to Proteo, which has already been paid as an advance by BDC. Latest until May 31st, 2014, BDC shall make a further payment of EURO [*] to Proteo.

(b) Ongoing Payments. Starting from 1st of July 2014 and payable on the first day of each calendar month, BDC shall throughout the term of this Agreement and until the BDC Payment Cap (together with the payments under subsection 2.1 (a)) has been reached, make on each month a payment in the amount of EURO [*] to Proteo. For August 2014 and August 2015 the monthly payments by BDC shall be increased to an amount of EURO [*]. BDC shall make such additional payments that Proteo reasonably requires for the continuation of the Development. Ongoing payments shall be made until the aggregate payments under Section 2.1 reach the BDC Payment Cap.

2.2 BDC Payment Cap. Any and all payment obligations by BDC under this Section 2 shall be limited to the aggregate amount of EURO three million and five hundred thousand (€ 3,500,000) (the “BDC Payment Cap”).

2.3 BDC Payments Non-reimbursable. BDC’s Revenue Sharing rights notwithstanding, none of the payments made or to be made by BDC under or in connection with this Agreement shall be reimbursable to BDC.

SECTION 3

BDC Rights

3.1 BDC’s Revenue Sharing Rights. Subject to the following provisions under this Section 3, Proteo shall pay to BDC, during the term of this Agreement and for each full or partial calendar year on a quarterly basis, [*] of Net Sales of the Product within the European Union (the “Shared Revenues”).

3.2 The Revenue Sharing Cap. Any payments by Proteo under this Section 3 shall be limited to an amount of [*]-times the aggregate funds paid by BDC to Proteo under Section 2 hereof (the “Revenue Sharing Cap”).

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3.3 Revenue Sharing Payments and Statements. Shared Revenues shall be paid on a quarterly basis, within ninety (90) days after the end of each calendar quarter, based on the Net Sales during such calendar quarter. The Shared Revenues shall be calculated in accordance with the terms of this Section 3. Each Shared Revenue payment hereunder shall be accompanied by a reasonably detailed statement of proceeds received by Proteo and the amount of Shared Revenues thus due on such Net Sales.

3.4 Taxes. All Shared Revenues payable by Proteo to BDC shall be made after deduction or withholding of any taxes, duties, imposts, fees or charges required by Applicable Law.

3.5 Bank Account and Currency. All payments to BDC shall be made in EURO to such bank account as BDC may designate to Proteo from time to time. With respect to sales not made in EURO by Proteo, Shared Revenue payments shall be calculated based on the currency exchange rates for the calendar quarter for which remittance is made for Shared Revenues. For each calendar quarter and each currency, such exchange rate shall be applied as is effective at the last day of such calendar quarter; the exchange rates to be derived from the FxConverter as offered by www.oanda.com or, if not available, from any other online exchange rate converter that Proteo in its discretion deems appropriate.

3.6 Accounting and Accounting Disputes. Unless otherwise required by Applicable Law, during the term of this Agreement and for a period of 6 months thereafter, Proteo shall keep and maintain separate, complete and accurate books and records permitting the calculation and determination of the Shared Revenues payable to Proteo and shall permit BDC upon reasonable notice to examine such books and records, any such audit by BDC shall only per permitted when covering 12 complete and consecutive calendar months. All reasonable cost and expenses in connection with such examination shall be borne by BDC, unless the audit reveals a shortfall of more than ten percent (10%) from the reported amounts. If the parties cannot agree on the amount of Shared Revenues payable by Proteo, Proteo and BDC shall in good faith try to resolve this dispute. If the Parties are unable to reach a mutually acceptable resolution of such dispute, Proteo may submit the matter to a well-recognized international certified public accounting firm selected by Proteo or to such other Person as the Parties shall mutually agree. The decision of the accounting firm shall be final and binding for the Parties and the outstanding Shared Revenues as well as the cost of the accounting firm (including the cost of the initial examination) shall be borne and payable by BDC as the accounting firm shall reasonably determine.

3.8 No Further Rights. Other than those Shared Revenues rights explicitly granted to BDC hereunder, BDC shall have no further rights, claims, privileges or other entitlements whatsoever, this shall include but shall not be limited to the Product, Proteo’s assets and businesses or Information.

Section 4

Parties’ Additional Covenants

4.1 Proteo Development.

(a) Proteo Duty of Care. Proteo shall use reasonable efforts to Develop and try to obtain Regulatory Approvals for the Product and shall thus apply such efforts and resources as commonly used by companies in the research-based pharmaceutical industry. Proteo shall be solely responsible for and entitled to the application for Regulatory Approvals for the Product.

(b) Compliance with Applicable Law. Proteo shall perform any of its Development in good scientific manner and in compliance with Applicable Laws.

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4.2 Proteo Commercialization of the Product.

If and upon having obtained all Regulatory Approvals necessary, the following shall apply with respect to the Commercialization of the Product.

(a) Proteo Duty of Care. Proteo shall use reasonable efforts to Commercialize the Product, subject to the conducting of such activities being commercially reasonable in Proteo’s discretion.

(b) Reporting on Commercialization. Proteo shall in reasonable detail report to BDC on a regular basis relating to the Commercialization plans and activities of the Product.

4.3 Compliance with Applicable Laws, Adverse Effects.

In the Commercialization of Product, Proteo shall comply with all Applicable Laws. Proteo shall not be required to undertake any activity relating to the Product that Proteo believes in its reasonable discretion may violate Applicable Law or may create a risk of adverse results that could be expected to have an adverse effect on the Development, Manufacturing, Safety or Commercialization of Product.

4.4 Parties’ Non-Solicitation. During the term of this Agreement and for a period of one (1) year thereafter, neither Party shall actively recruit or solicit any employee of the other Party or its Affiliates.

SECTION 5

Additional Projects

5.1 Additional Projects. The subject matter of this Agreement is limited to the Field. If Proteo intends to enter into further developments relating to the compound Tiprelestat, the Parties may enter into discussions concerning the extension of this Agreement to such additional development activities. The aforesaid notwithstanding, nothing in this Section 5 shall impose any obligation on any Party to extend this agreement to other (development) activities.

SECTION 6

CONFIDENTIALITY AND NON-DISCLOSURE

6.1 Confidentiality Obligations. At all times during the term of this Agreement and for a period of five (5) years following termination or expiration hereof, BDC shall, and shall cause its Affiliates and its and their officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by Proteo, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement, or is made in the cause of the exercise of rights afforded to BDC hereunder. “Confidential Information” means the Information, any other information provided by Proteo to BDC relating to the terms of this Agreement, the existence of this Agreement and any payments to be made by or payable to BDC under this Agreement, the Product (including the Regulatory Documentation, the Regulatory Approvals, and any Development or Commercialization of the Product or the scientific, regulatory or business affairs or other activities of Proteo. Notwithstanding the foregoing, Confidential Information shall not include any information that:

(a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of BDC;

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(b) can be demonstrated by documentation to have been in the BDC’s possession prior to disclosure by Proteo without any obligation of confidentiality with respect to said information;

(c) is subsequently received by BDC from a Third Party who is not bound by any obligation of confidentiality with respect to said information; or

(d) has been published by a Third Party or otherwise enters the public domain through no fault of BDC in breach of this Agreement.

6.2 Press Releases. Press releases or other similar public communication by BDC relating to this Agreement shall be approved in advance by Proteo, which approval shall not be unreasonably withheld or delayed, except for those communications required by Applicable Law, disclosures of information for which consent is not required.

6.3 Insider Trading. BDC understands and agrees that BDC may not, neither by itself nor through third parties, neither directly nor indirectly, engage in the purchase or the sale of securities of Proteo Inc. while in possession of Confidential Information or of non-public information(s) relating to the Securities.

6.4 Publications. Proteo shall control and shall have the sole right to coordinate, the publication and presentation of this agreement, its content and the results of studies of the Product or other data generated under this Agreement.

6.5 Return of Confidential Information. Proteo may at any time request, and BDC shall (i) promptly destroy all copies of such Confidential Information in the possession of BDC and shall confirm such destruction in writing to Proteo, or (ii) promptly deliver to Proteo all copies of Confidential Information in the possession of BDC.

SECTION 7

REPRESENTATIONS AND WARRANTIES

7.1 Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party that, as of the Effective Date:

(a) Corporate Authority. Such Party (i) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

(b) Consents and Approvals. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained.

(c) Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of the articles of association, limited partnership agreement or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

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7.2 Additional Representations and Warranties of BDC. BDC represents, warrants and covenants to Proteo that, as of the Effective Date:

(a) BDC (i) is a corporation duly organized and in good standing under the laws of the State of Nevada and (ii) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

7.3 Additional Representations and Warranties of Proteo. Proteo represents, warrants and covenants to BDC that, as of the Effective Date:

(a) Proteo is a corporation duly organized under the laws of Germany and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement.

(b) Proteo has not, up through and including the Effective Date, knowingly withheld material information in Proteo’s possession in response to BDC’s reasonable inquiries in connection with its due diligence relating to the Product, this Agreement and the underlying transactions contemplated thereby.

7.4 DISCLAIMER OF WARRANTY. TO THE EXTENT PERMITTED BY THE GOVERNING LAW,EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 7 which ARE subject to the Limitations contained to the favour of Proteo in Section 8 hereof, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE ExistEnce or VALIDITY OF ANY PATENTS (if any) OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

SECTION 8

Limited Liability

8.1 Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF INTENTIONAL MISCONDUCT, neither Proteo nor ANY OF its RESPECTIVE AFFILIATES, or any of their directors, Officers or advisors SHALL BE LIABLE FOR any damages whatsoever, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF or in connection with ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

SECTION 9

TERM AND TERMINATION

9.1 Term. This Agreement shall commence upon the Effective Date and shall automatically terminate after a period of 15 years following the Effective Date, or – if earlier - after a period of 10 complete and consecutive years after the first Regulatory Approval of the Product, in all cases disregarding whether or not payments by Proteo under Section 3 have reached.

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9.2 Termination of this Agreement for Material Breach. In the event that either Party shall be in material default in the performance of any of its material obligations under this Agreement, in addition to any other right and remedy the other Party may have, such complaining Party may terminate this Agreement in its entirety by sixty (60) days’ prior written notice to the Breaching Party, specifying the breach and its claim of right to terminate, provided always that the termination shall not become effective at the end of the Notice Period if the breaching Party cures the breach complained about during such sixty (60) days’ period. In case of late payments, the cure period shall be limited to 5 days.

9.3 Termination Upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party or its ultimate parent corporation shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party or its ultimate parent corporation shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party or its ultimate parent corporation shall propose or be a party to any dissolution or liquidation, or if the other Party or its ultimate parent corporation shall make an assignment for the benefit of its creditors.

9.4 Consequences of Termination. In case of any termination, any and all obligations of either of the Parties shall terminate and expire, except for the following of Sections 6, 7, 8 and 10 that shall survive any termination of this Agreement.

SECTION 10

No VAT

The parties jointly assume that the payments agreed upon in this Agreement shall not be subject to any value added taxes (VAT). Should any competent tax authority require VAT to be paid on any of these amounts, then the Party that is obliged to make a respective payment to the other Party under this Agreement shall pay such additional VAT amounts as are to be made under applicable tax laws, subject to having received an invoice that allows deduction of respective input tax, if so provided for under applicable tax laws.

SECTION 11

MISCELLANEOUS

11.1 Assignment. Without prior written consent of the other Party hereto, neither Party shall sell, transfer, assign, or otherwise dispose of, this Agreement or any of its rights or duties hereunder; however, Proteo may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate, to a purchaser of Proteo’s Information or to an acquirer of Proteo’s business.

11.2 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of any such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

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11.3 Governing Law, Jurisdiction, Arbitration and Service

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Germany, excluding any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

(b) Arbitration. The Parties hereby irrevocably and unconditionally consent that all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. The place of arbitration shall be Munich, Germany, the arbitration shall be held in the English language.

(c) Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 11.4 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

11.4 Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified hereafter or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.4. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. Notices shall be made as follows:

If to BDC, to:	If to Proteo, to:
Biotech Development Corp. Ulrike Dickmann 1393 Bennett Circle Farmington, UT 84025 USA	Proteo Biotech AG Birge Bargmann Am Kiel-Kanal 44 24106 Kiel Germany

11.5 Entire Agreement. This Agreement, together with any Exhibits attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

11.6 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English or - at either Parties discretion - in German.

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11.7 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

11.8 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

11.9 Relationship of the Parties. It is expressly agreed that Proteo and BDC shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, other legal entity or Person or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party without the prior written consent of such other Party.

11.10 References. Unless otherwise specified, references in this Agreement to any Section, Paragraph, Exhibit or Annex shall mean references to such Section, Paragraph, Exhibit or Annex of this Agreement, references in any section to any clause are references to such clause of such section and references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

11.11 Construction. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of any provision contained in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.

"Proteo"

Proteo Biotech AG

By:_/s/ Birge Bargmann___________________________________

Vorstand: Birge Bargmann

"BDC"

Biotech Development Corp.

By:_/s/ Ulrike Dickmann___________________________________

CEO: Ulrike Dickmann

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